Exhibit 10.2

FIRST AMENDMENT TO OFFICE LEASE

This FIRST AMENMENT TO OFFICE LEASE (‘‘First Amendment’’) is made and entered into on the 23rd day of October, 2020 (the ‘‘Effective Date’’), by and between 177 COLORADO OWNER LLC, a Delaware limited liability company (‘‘Landlord’’), and ARROWHEAD PHARMACEUTICALS, INC., a Delaware corporation (‘‘Tenant’’).

R E C I T A L S :

A.Landlord and Tenant entered into that certain Office Lease dated as of April 17, 2019 (the ‘‘Office Lease’’), as amended by that certain Notice of Lease Term Dates dated as of October 22, 2019 (the ‘‘Commencement Memo’’, and together with the Office Lease, the ‘‘Lease’’), pursuant to which Landlord leases to Tenant and Tenant leases from Landlord 24,434 RSF of space located on the seventh (7th) floor, commonly known as Suite 700 (the ‘‘Existing Premises’’), in that certain building located at 177 E. Colorado Boulevard, Pasadena, California (the ‘‘Building’’).

B.Landlord and Tenant desire to (i) expand the Existing Premises to include that certain space consisting of 24,434 RSF of space, commonly known as Suite 600, on the sixth (6th) floor of the Building (the ‘‘Expansion Premises’’), as delineated on Exhibit A attached hereto and made a part hereof, and (ii) otherwise amend the Lease on the terms and conditions set forth in this First Amendment.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Capitalized Terms. As of the Effective Date, all of the references to the ‘‘Lease’’ in the Lease and this First Amendment shall mean the Lease as modified by this First Amendment; and all capitalized terms used herein shall have the same respective meanings as are given such terms in the Lease, unless expressly provided otherwise in this First Amendment.

2.Modification of Premises. Effective as of the date (the ‘‘Expansion Commencement Date’’) that is the earlier to occur of (i) the date of Tenant's occupancy of the Expansion Premises for the conduct of business, (ii) the date of ‘‘Substantial Completion’’ of the ‘‘Tenant Improvements’’ (as those terms are defined in Sections 4.4 and 2.1, respectively, of the Tenant Work Letter attached hereto as Exhibit B (the ‘‘Tenant Work Letter’’)), and (iii) the date that is six (6) months following the ‘‘Possession Date’’ (as that term is defined in Section 5 below) [provided that the dates under clauses (ii) and (iii) above shall in no event be earlier than July 1, 2021, and such dates under clauses (ii) and (iii) above shall be subject to extension as set forth in Section 5.7 of the Tenant Work Letter], and continuing until the Lease Expiration Date (i.e., April 30,2027, but subject to extension as set forth in Section 5.7 of the Tenant Work Letter), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises. Consequently, effective upon the Expansion Commencement Date, the Existing Premises shall be increased to include the Expansion Premises. (The dates described in clauses (ii) and (iii) above are collectively referred to as the ‘‘Dates Subject to Extension’’.) In the event that the Lease Expiration Date is extended pursuant to Section 5.7 of the Tenant Work Letter, then Tenant shall continue to pay Rent for the Existing Premises and the Expansion Premises in accordance with the terms of the Lease during such extended period of the Lease Term, and Base Rent shall be payable at the rate set forth in the Lease for the last month of the Lease Term for each of the Existing Premises and the Expansion Premises. The addition of the Expansion Premises to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the size of the Premises to 48,868 RSF. The Existing Premises and the Expansion Premises shall, effective as of the Expansion Commencement Date, collectively be referred to as the ‘‘Premises’’. Landlord and Tenant hereby

822678.10/WLA 377082-00014/10-16-20/sv/sv	177 E COLORADO BOULEVARD [Arrowhead pharmaceuticals, Inc ] [First Amendment]

stipulate and agree that the rentable area of the Expansion Premises is as set forth in Recital Section B above. At any time during the ‘‘Expansion Term’’ (as that term is defined in Section 3.2 below), Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C attached to the Office Lease, as a confirmation only of the information set forth therein, which, if accurate, Tenant shall execute and return to Landlord within five (5) days of receipt thereof. If Tenant fails to respond to such notice within such 5-day period, Landlord may send a written ‘‘reminder notice’’. Tenant's failure to respond to such reminder notice within three (3) business days following Tenant's receipt thereof shall be deemed Tenant's agreement that the information set forth in such notice is as specified therein. For the avoidance of any doubt, Tenant shall not be deemed to have failed to respond to, and shall not be bound by the information set forth in, a proposed confirmation of commencement for the Expansion Premises if Tenant shall timely notify Landlord, in writing, that Tenant disputes any or all of the information set forth therein...

3.Base Rent.

3.1Existing Premises. Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the terms of the Lease.

3.2Expansion Premises. Commencing on the Expansion Commencement Date, and continuing through and including the Lease Expiration Date, Tenant shall pay to Landlord monthly installments of Base Rent for the Expansion Premises in accordance with the terms of the Lease, as set forth below. The period commencing on the Expansion Commencement Date and ending on the Lease Expiration Date is the ‘‘Expansion Term’’.

Expansion Years***	Annual Base Rent	Monthly Installment of Base Rent	Monthly Base Rent Rate per RSF*
1◊	$879,624.00**	$73,302.00**	$4.00
2	$1,208,016.96	$100,668.08	$4.12
3	$1,244,257.44	$103,688.12	$4.24
4	$1,281,585.12	$106,798.76	$4.37
5	$1,320,032.64	$110,002.72	$4.50
6 (until Lease
Expiration Date)	$1,359,633.60	$113,302.80	$4.64

*	The amounts identified in the column entitled ‘‘Monthly Base Rent Rate per RSF’’ are rounded amounts provided for informational purposes only.
**

Note that (i) Base Rent during the first Expansion Year has been calculated as if the Expansion Premises contained only 18,326 RSF. Such calculation shall not affect Tenant's Share for the Expansion Premises or any other of Tenant's obligations under the Lease.

***	For purposes of this First Amendment, ‘‘Expansion Year’’ shall mean each consecutive twelve (12) month period during the Expansion Term.
◊

Notwithstanding the foregoing Base Rent schedule or any contrary provision of the Lease, but subject to the terms of Section 3.3. below, Tenant shall not be obligated to pay the monthly installment of Base Rent for the Expansion Premises for the second (2nd) through seventh (7th) full calendar months of the Expansion Term.

On or prior to the Expansion Commencement Date, Tenant shall pay to Landlord the monthly installment of Base Rent payable for the Expansion Premises for the first full calendar month of the Expansion Term (in addition to any partial calendar month at the beginning of the Expansion Term).

822678.10/WLA 377082-00014/10-16-20/sv/sv	-2-	177 E COLORADO BOULEVARD [Arrowhead pharmaceuticals, Inc ] [First Amendment]

3.3Abated Base Rent for Expansion Premises. Provided that Tenant is not then in default of the Lease beyond all applicable notice and cure periods, then during the six (6) month period commencing on the first (lst)  day of the second (2nd) full calendar month of the Expansion Term and continuing through and including the last day of the seventh (7th) full calendar month of the Expansion Term (the ‘‘Base Rent Abatement Period’’), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Expansion Premises during such Base Rent Abatement Period (the ‘‘Base Rent Abatement’’). Landlord and Tenant acknowledge that the aggregate amount of the Base Rent Abatement equals $439,812.00 (i.e., $73,302.00 per month). Tenant acknowledges and agrees that the foregoing Base Rent Abatement has been granted to Tenant as additional consideration for entering into this First Amendment, and for agreeing to pay the rent and performing the terms and conditions otherwise required under the Lease. If Tenant shall be in default under the Lease, and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to the terms and conditions of the Lease, or if the Lease is terminated for any reason other than Landlord's breach of the Lease, then the dollar amount of the unapplied portion of the Base Rent Abatement as of the date of such default or termination, as the case may be, shall be converted to a credit to be applied to the Base Rent applicable at the end of the Expansion Term and Tenant shall immediately be obligated to begin paying Base Rent for the Expansion Premises in full.

4.Tenant's Share of Direct Expenses.

4.1Existing Premises. Tenant shall continue to be obligated to pay Tenant's Share of Direct Expenses in connection with the Existing Premises in accordance with the terms of the Lease.

4.2Expansion Premises. Notwithstanding any contrary provision contained in the Lease, effective as of the Expansion Commencement Date, and continuing through and including the Lease Expiration Date, Tenant shall pay Tenant's Share of Direct Expenses in connection with the Expansion Premises which arise or accrue during such period in accordance with the terms of the Lease; provided that with respect to the calculation of Tenant's Share of Direct Expenses in connection with the Expansion Premises, the following shall apply: (i) Tenant's Share shall equal 7.84% of the Building, (ii) the Base Year shall be the calendar year 2021, (iii) Tenant shall have no obligation to pay Tenant's Share of Direct Expenses attributable to the first twelve (12) months of the Expansion Term, and (iv) Tenant shall receive Proposition 13 protection with respect to the Expansion Premises pursuant to Section 4.7 of the Office Lease, provided that (A) all references therein to the ‘‘Lease Term’’ shall be deemed to mean the ‘‘Expansion Term’’, (B) all references therein to the ‘‘Base Year’’ shall mean calendar year 2021, which is the Base Year applicable to the Expansion Premises, (C) all references therein to ‘‘Lease Year’’ shall be deemed to mean ‘‘Expansion Year’’, and (D) with respect to the Expansion Premises, Section4.7.2 of the Office Lease shall be inapplicable, and the following shall be substituted therefor:

‘‘4.7.2Protection. With respect to the Expansion Premises, during the initial Extension Term Tenant shall not be obligated to pay the applicable ‘Percentage of Protection’ as set forth below, of the Tax Increase.

Expansion Year	Percentage of Protection
1	50%
2	25%
3 Lease Expiration Date	0%

As an example only, with respect to the Expansion Premises only, in the event of a Reassessment on the first day of the P1 Expansion Year Tenant would be responsible for 50% of the resulting Tax Increase in Expansion Year 1, 75% of the resulting Tax Increase in Expansion Year 2, and 100% of the resulting Tax Increase in Expansion Years 3 through the Lease Expiration Date.’’

822678.10/WLA 377082-00014/10-16-20/sv/sv	-3-	177 E COLORADO BOULEVARD [Arrowhead pharmaceuticals, Inc ] [First Amendment]

5.Condition of Premises; Possession Date. Tenant hereby acknowledges and agrees that, notwithstanding anything contained in the Lease and this First Amendment to the contrary, (a) Tenant has been and is in occupancy of the Existing Premises pursuant to the Lease as of the Effective Date, and is aware of the condition of the Existing Premises as of the Effective Date, and (b) Tenant shall continue to occupy the Existing Premises in their currently existing, ‘‘as is’’ condition following the Effective Date. Except as otherwise provided in the Tenant Work Letter, Landlord shall tender possession of the Expansion Premises to Tenant in its then existing, ‘‘as-is’’ condition, and Landlord shall not be obligated to provide or pay for any work or services related to the improvement of the Expansion Premises. Landlord shall be deemed to have tendered possession of the Expansion Premises to Tenant upon the date that Landlord provides Tenant with a key or access card to the Expansion Premises (the ‘‘Possession Date’’), and no action by Tenant shall be required therefor. Tenant acknowledges that the Expansion Premises are currently occupied by an existing tenant. If for any reason Landlord is delayed in tendering possession of the Expansion Premises to Tenant by any particular date, Landlord shall not be subject to any liability for such failure, and the validity of this First Amendment shall not be impaired. Notwithstanding the foregoing or anything to the contrary contained herein, in the event that the Possession Date has not occurred by March 1, 2022 (the ‘‘Outside Possession Date’’, which date shall be extended to the extent of any action or inaction by Tenant or any Tenant Parties which actually delays Landlord in performing its obligations under this Lease and are required to cause the Possession Date to occur), then Tenant shall be entitled to terminate Tenant's lease of the Expansion Premises (the ‘‘Possession Delay Termination Right’’) by delivering written notice thereof to Landlord within ten (10) days after such Outside Possession Date, and in such event the termination of Tenant's lease of the Expansion Premises shall be effective immediately, and this First Amendment shall automatically be null and void, and of no further force or effect. In the event the Possession Date actually occurs before Landlord's receipt of a termination notice from Tenant, then such termination notice shall be deemed null and void, and Tenant's lease of the Expansion Premises shall continue in full force and effect. The Possession Delay Termination Right shall be Tenant's sole and exclusive remedy under the Lease, and at law and in equity, with respect to Landlord's failure to cause the Possession Date to occur by any particular date. Neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Existing Premises, the Expansion Premises, the Building, or the Project as of the Effective Date or with respect to the suitability of the same for the conduct of Tenant's business.

6.Right of First Offer. Notwithstanding anything in the Lease to the contrary, the right of first offer with respect to the sixth (6th) floor of the Building set forth in Section 1.3 of the Office Lease is hereby deleted in its entirety and of no further force or effect. Instead, Landlord hereby grants to the Original Tenant and any Permitted Assignee an ongoing right of first offer with respect to any one (1) full floor of the Building (excluding the sixth (6) and seventh (7th) floors) (each such full floor, individually ‘‘First Offer Space’’ and collectively, the ‘‘First Offer Spaces’’). Notwithstanding any provision to the contrary contained in this Section 6, such first offer right of Tenant shall commence only following the expiration or earlier termination of the existing leases (including renewals (and irrespective of whether any such renewal is pursuant to an express written provision in such tenant's lease or whether such renewal is effectuated by a lease amendment or a new lease)) of the applicable First Offer Space, if any, and such right of first offer shall be subordinate to all rights with respect to such First Offer Space which are set forth in leases of space in the Building as of the date hereof, including any expansion rights (including, but not limited to, must-take, rights of first offer, rights of first negotiation, rights of first refusal, expansion options and other similar rights), regardless of whether such rights are executed strictly in accordance with their terms, or pursuant to a lease amendment or a new lease (all such tenants under such leases are collectively referred to herein as the ‘‘Superior Right Holders’’). Tenant's right of first offer shall be on the terms and conditions set forth in this Section 6, and Tenant shall not have any right of first offer, right of first refusal, or other expansion rights, except as set forth in this Section 6.

822678.10/WLA 377082-00014/10-16-20/sv/sv	-4-	177 E COLORADO BOULEVARD [Arrowhead pharmaceuticals, Inc ] [First Amendment]

6.1Procedure for Offer. Landlord shall notify Tenant in writing (the ‘‘First Offer Notice’’) prior to leasing any such First Offer Space to a third party (other than a Superior Right Holder or a tenant under an existing lease). Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space. A First Offer Notice shall describe the full floor(s) of space so offered to Tenant, the Base Rent, concessions, allowances and other economic terms, on a net effective basis based on the lease term for the First Offer Space as set forth in Section 6.4 below, upon which Landlord is willing to lease such space to Tenant and at which Landlord intends in good faith to market the First Offer Space to third-parties (the ‘‘First Offer Rent’’). The rentable square footage of the space so offered to Tenant shall be as set forth in the First Offer Notice.

6.2Procedure for Acceptance. If Tenant wishes to exercise Tenant's right of first offer with respect to the space described in the First Offer Notice, then within ten (10) business days of delivery of such First Offer Notice to Tenant, Tenant shall deliver notice to Landlord (the ‘‘First Offer Exercise Notice’’) irrevocably exercising its right of first offer with respect to one (1) full floor of the Building as described in the First Offer Notice on the terms contained therein. If Tenant does not so notify Landlord within the ten (10) business day period, then Landlord shall be free to lease the space described in such First Offer Notice to anyone to whom Landlord desires on terms that are not ‘‘materially more favorable’’ (as defined below) than the terms set forth in the First Offer Notice. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to one (1) entire full floor of the Building as offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof. If Tenant does not exercise its right of first offer with respect to any space described in a First Offer Notice or if Tenant fails to respond to a First Offer Notice within ten (10) business days of delivery thereof, then Tenant's right of first offer as set forth in this Section 6 shall terminate as to all of the space described in such First Offer Notice. If Landlord fails to enter into a lease with a third party for such First Offer Space within nine (9) months thereafter, or if Landlord wishes to enter into a lease on terms that are materially more favorable to the tenant than those set forth in the First Offer Notice, then Landlord shall again provide Tenant with a First Offer Notice and Tenant shall have the same rights with respect to such First Offer Notice as are provided in this Section 6. For the purposes hereof, ‘‘terms materially more favorable’’ shall mean terms that result in a change, on a net present value basis, of seven percent (7%) or more (using an eight percent (8%) discount rate) to the material economic terms set forth in Landlord's First Offer Notice.

6.3Construction In First Offer Space. Except as otherwise provided in the First Offer Notice, Tenant shall accept the First Offer Space in its then existing ‘‘as is’’ condition and the construction of improvements in the First Offer Space shall comply with the terms of Article 8 of the Office Lease.

6.4Amendment to Lease. If Tenant timely exercises Tenant's right to lease First Offer Space as set forth herein, then, within thirty (30) days thereafter, Landlord and Tenant shall execute a lease amendment (the ‘‘First Offer Amendment’’) adding such First Offer Space to the Premises upon the terms and conditions as set forth in the First Offer Notice therefor and this Section 6, provided, however, that an otherwise valid exercise of the such right of first offer shall be fully effective whether or not the First Offer Amendment is executed. Tenant shall commence payment of Rent for such First Offer Space, and the lease term for such First Offer Space shall commence, upon the date that is the earlier to occur of (i) the date that is six (6) months after the date that Landlord provides Tenant with a key or access card to the First Offer Space (and no action by Tenant shall be required therefor), and (ii) the date upon which Tenant first commences to conduct business in the First Offer Space, and terminate on the date set forth in the First Offer Notice therefor (which date shall be no later than the Lease Expiration Date).

6.5Termination of Right of First Offer. Tenant shall not have the right to lease First Offer Space, as provided in this Section 6, if, as of the date of the attempted exercise of the right of first offer by Tenant, as of the date Landlord and Tenant execute the First Offer Amendment, or as of the scheduled date of delivery of

822678.10/WLA 377082-00014/10-16-20/sv/sv	-5-	177 E COLORADO BOULEVARD [Arrowhead pharmaceuticals, Inc ] [First Amendment]

such First Offer Space to Tenant, Tenant is in default under the Lease beyond all applicable notice and cure periods or Tenant has previously been in default beyond all applicable notice and cure periods under the Lease more than once (the (‘‘Option Conditions’’); provided Landlord shall have the right to waive the Option Conditions in Landlord's sole discretion. The right of first offer granted herein shall terminate as to all First Offer Spaces and thereafter shall be of no further force or effect upon the earlier to occur of (i) Tenant's lease of any First Offer Space pursuant to the terms herein, and (ii) the date which is two (2) years prior to the Lease Expiration Date.

7.Letter of Credit. Landlord is currently in possession of Tenant's L-C in the amount of $1,000,000.00 (the ‘‘Existing L-C Amount’’). Notwithstanding any contrary provision of the Lease, the Existing L-C Amount is hereby increased by $600,000.00 (the ‘‘Expansion L-C Amount’’), so that the new L-C Amount under the Lease shall initially equal $1,600,000.00. Tenant shall deliver to Landlord, on or prior to December 31, 2020, an amendment to the L-C increasing the amount of the L-C to the L-C Amount (i.e., $1,600,000.00) in a form reasonably acceptable to Landlord. Further notwithstanding any contrary provision of the Lease, effective as of the Effective Date, the table in Section 21.3.2 of the Office Lease is hereby replaced with the following:

Date of Reduction	Amount of Reduction	Remaining L-C Amount
June 1, 2021	$200.000.00	$1,400,000.00
June 1, 2022	$200,000.00	$1,200,000.00
The day after the thirteenth (13th) full calendar month of the Expansion Term	$200,000.00	$1,000,000.00
June 1, 2023	$300,000.00	$700,000.00
The day after the twenty- fifth (25th) full calendar month of the Expansion Term	$1 00,000.00	$600,000.00
The day after the thirty- seventh (37th) full calendar month of the Expansion Term	$100,000.00	$500,000.00

8.Parking. Commencing as of the Expansion Commencement Date, Tenant shall have the use of up to seventy-five (75) additional unreserved parking passes, of which, up to five (5) unreserved parking passes may be converted to the use of an equal number of reserved parking passes subject to availability at such time, as reasonably determined by Landlord, all at the prevailing rate charged from time to time at the location of such parking passes. Such additional parking passes shall otherwise be subject to the terms of Article 28 of the   Office Lease. In addition. Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the Parking Structure by Tenant.

9.Signs. In addition to the Tenant's Signage set forth in Section 23.5 of the Office Lease, during the Expansion Term Tenant shall be entitled to install, at Tenant's sole cost and expense, the following signage in connection with Tenant's lease of the Expansion Premises (collectively, the ‘‘Tenant's Expansion Signage’’, and which shall constitute part of ‘‘Tenant's Signage’’ under the Lease): (i) the non-exclusive right to one (I) monument signage strip located on the Arroyo Parkway monument sign, the location of which is depicted in Exhibit C attached hereto, in the top position (the ‘‘Expansion Monument Signage’’), and (ii) subject to the existing rights of third parties, the exclusive right to one (1) illuminated sign (the ‘‘Expansion Building Top Signage’’) at the top of either the western or southern facing facade of the Building, as depicted in Exhibit D attached hereto), provided that Tenant shall be required to notify Landlord in writing of Tenant's election to install the Expansion Building Top Signage within thirty (30) days following Tenant's receipt of Landlord's notice

822678.10/WLA 377082-00014/10-16-20/sv/sv	-6-	177 E COLORADO BOULEVARD [Arrowhead pharmaceuticals, Inc ] [First Amendment]

(‘‘Landlord's Building Top Sign Notice’’) that either or both of such facade locations is/are becoming available for installation of the Expansion Building Top Signage, which Landlord's Building Top Sign Notice shall include the anticipated date of availability for installation of the Expansion Building Top Signage, and if Landlord's Building Top Sign Notice specifies that both of such facade locations are becoming available then Tenant shall also specify in Tenant's election notice its choice of the facade (i.e., either the western or southern facing facade) for installation of the Expansion Building Top Signage. Landlord shall only be obligated to deliver Landlord's Building Top Sign Notice once for each of the facades for the Expansion Building Top Signage (i.e., one such notice for the western facing facade and one such notice for the southern facing facade ).

For illustration purposes only, if the western facing facade is the first of the two (2) facades to become available for installation of the Expansion Building Top Signage, then Landlord shall deliver Landlord's Building Top Sign Notice for the western facing facade, and if Tenant timely elects to install the Expansion Building Top Signage on the western facing facade then Tenant will not be entitled to any additional Landlord's Building Top Sign Notices thereafter. However, if Tenant fails to timely make such election, then at such time as the southern facing facade is becoming available, Landlord shall deliver Landlord's Building Top Sign Notice for the southern facing facade and Tenant shall have the right to elect to install the Expansion Building Top Signage on the southern facing facade, but Tenant will no longer have a right to elect to use the western facing facade regardless of whether the western facing facade is available or becoming available at such time, and if Tenant fails to timely elect to use the southern facing facade then Tenant shall have no further rights to Expansion Building Top Signage.

Notwithstanding any contrary provision of this Section 9, the exact position for the Expansion Building Top Signage on the applicable Building facade shall by designated by Landlord, in Landlord's reasonable discretion. Landlord hereby agrees that the Expansion Building Top Signage on the applicable Building facade shall be the only sign that Landlord will permit to be constructed on such applicable facade during the period that Tenant's right to Expansion Building Top Signage for the applicable Building facade is in effect. Exhibit H attached to the Office Lease shall be inapplicable to the Expansion Building Top Signage. Notwithstanding any contrary provision of Section 23.5.1 of the Office Lease, the Sign Specifications for the Expansion Building Top Signage shall be subject to the prior written approval of Landlord.

Except as expressly set forth in this Section 9, Tenant's Expansion Signage shall be subject to the terms of Section 23.5 of the Office Lease, as amended hereinbelow. Notwithstanding any provision to the contrary in the Lease, Tenant's rights to the respective Tenant's Expansion Signage shall terminate and be of no further force or effect (i) if Tenant fails to timely notify Landlord of the elections provided to Tenant under this Section 9, (ii) if Tenant fails to install Tenant's Expansion Monument Signage (as previously timely elected by Tenant) within six (6) months following the Expansion Commencement Date (subject to any documented delays caused by applicable governmental authorities in approving or granting permits for the applicable Tenant's Expansion Signage, provided that Tenant diligently and promptly applies for and pursues receipt of such governmental approvals and permits following the Effective Date), or (iii) if Tenant fails to install Tenant's Expansion Building Top Signage (as previously timely elected by Tenant) within the time period reasonably determined by Landlord at the time of Tenant's election therefor in order to ensure that the existing governmental permit for Building top signage on the applicable Building facade will not be jeopardized or subject to termination or expiration (subject to any documented delays caused by applicable governmental authorities in approving or granting permits for Tenant's Expansion Building Top Signage, provided that Tenant diligently and promptly applies for and pursues receipt of such governmental approvals and permits following the date of Tenant's election to install such signage). Additionally, Tenant's rights to Tenant's Expansion Signage shall terminate if the Original Tenant does not lease and occupy one hundred percent (1 00%) of the entire Premises (i.e., the Existing Premises and the Expansion Premises). In the event that the Original Tenant fails to lease and occupy the entire Expansion Premises, but the Original Tenant continues to lease and occupy the entire Existing Premises, then Tenant's Signage shall thereafter consist of only the Tenant's Signage set forth in Section 23.5 of the Office Lease and Tenant's Expansion Signage rights shall automatically terminate and be of no further force or effect.

822678.10/WLA 377082-00014/10-16-20/sv/sv	-7-	177 E COLORADO BOULEVARD [Arrowhead pharmaceuticals, Inc ] [First Amendment]

In connection with the Expansion Building Top Signage, Tenant shall pay to Landlord a monthly signage fee, as Additional Rent, commencing on the date (the ‘‘Signage Fee Commencement Date’’) that is the earlier to occur of (i) the date of Tenant's installation of the applicable Tenant's Expansion Building Top Signage, and (ii) the date that is ninety (90) days following the later to occur of (a) the date that the previous tenant with Building top signage in the applicable location removes its signage therefrom, and (b) the date of Tenant's receipt of Landlord's Building Top Sign Notice. The monthly signage fee shall thereafter be payable on or before the first (P1) day of each calendar month throughout the period of the Expansion Term during which Tenant continues to have the right to install and maintain such signage. The monthly signage fee shall be in the amount of$2,500.00 per month if Tenant elects to install such Expansion Building Top Signage on the western facing facade or in the amount of $7,500.00 per month if Tenant elects to install such Expansion Building Top Signage on the southern facing facade (each, the ‘‘Signage Fee’’). If Tenant fails to timely pay the Signage Fee and such failure continues beyond any applicable notice and cure period under the Lease then Landlord shall have the right, at Landlord's election, to terminate Tenant's right to maintain the Expansion Building Top Signage.

Notwithstanding any contrary provision of this Section 9, Tenant's right to the Expansion Monument Signage shall continue for so long as the applicable monument sign continues to exist, Tenant hereby acknowledging that Landlord may remove such monument sign at any time in Landlord's sole discretion; provided that if Landlord thereafter installs a new Building monument sign or new comparable alternative signage of similar scope and scale, then Tenant's rights with respect to the Expansion Monument Signage shall be applicable to such new Building monument sign.

Tenant hereby acknowledges that, notwithstanding Landlord's approval of Tenant's Expansion Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for Tenant's Expansion Signage. In the event Tenant does not receive the necessary governmental approvals and permits for Tenant's Expansion Signage, Tenant's and Landlord's rights and obligations under the remaining terms and conditions of the Lease shall be unaffected.

Notwithstanding any contrary provision of Section 23.1 of the Office Lease, the identification signage installed by Tenant in the Premises (i.e., in the Existing Premises and the Expansion Premises) at Landlord's cost shall be Building standard identification signage. Further notwithstanding any contrary provision of Section 23.4 of the Office Lease, at the present time there is no Building directory in the Building lobby. The fourth (4th) sentence of Section 23.5.4 of the Office Lease is hereby deleted and the following is substituted in its place: ‘‘. Upon the expiration or earlier termination of this Lease, or upon the termination of any of Tenant's   Signage rights, Tenant shall, at Tenant's sole cost and expense, cause the applicable Tenant's Signage to be removed and shall cause the areas in which such Tenant's Signage was located to be restored to the condition existing immediately prior to the placement of such Tenant's Signage (excepting normal wear and tear and casualty).’’

822678.10/WLA 377082-00014/10-16-20/sv/sv	-8-	177 E COLORADO BOULEVARD [Arrowhead pharmaceuticals, Inc ] [First Amendment]

10.Landlord Parties Definition. Notwithstanding any contrary provision of Section 10.1 of the Office Lease, the term ‘‘Landlord Parties’’ shall mean Landlord, Landlord's managing agent and their respective affiliates, partners, subpartners, members, directors, trustees officers, agents, servants, employees, independent contractors of Landlord and any mortgagee of Landlord.

11.Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than CBRE, representing Landlord, and Cresa, representing Tenant (collectively, the ‘‘Brokers’’), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment other than the Brokers. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent other than the Brokers occurring by, through, or under the indemnifying party. The terms of this Section 11 shall survive the expiration or earlier termination of the Lease Term.

12.CASp. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Expansion Premises have not undergone inspection by a Certified Access Specialists (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: ‘‘A Cettified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state Jaw does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.’’ In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp designated by Landlord, subject to Landlord's reasonable rules and requirements; (b) Tenant, at its sole cost and expense, shall be responsible for making any improvements or repairs within the Expansion Premises to correct violations of construction-related accessibility standards relating to the Tenant Improvements or any Alterations; and (c) if anything done by of for Tenant in its use or occupancy of the Expansion Premises shall require any improvements or repairs to the Building or Project (outside the Expansion Premises) to correct violations of construction-related accessibility standards, then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such improvements or repairs.

13.Special Provision Relating to Bicycles. Notwithstanding anything to the contrary in the Office Lease or this First Amendment, but subject to additional reasonable rules, regulations, and restrictions Landlord may make from time to time, Landlord shall permit up to ten (1 0) of Tenant's designated employees to use the freight elevator of the   Building to transport their bicycles between the lobby of the Building and the Premises. In no event shall Tenant or Tenant's employees use the passenger elevators of the Building to transport any bicycles. Tenant shall promptly reimburse Landlord for the cost of any repairs necessitated due to any damage caused to the Building as a result of Tenant's (or Tenant's employees') transporting of bicycles to and from the Premises and Tenant shall be responsible for any reasonable janitorial expenses incurred by Landlord as a result of Tenant's or its employees' bicycles being brought into the Building and the Premises, which expenses shall be payable by Tenant within thirty (30) days following Landlord's billing thereof. Landlord shall have no liability for any damage to any bicycles or contents thereof, and the transportation and storage of any bicycles throughout the Building by Tenant or Tenant's employees shall be at the sole risk of Tenant and Tenant's employees.

822678.10/WLA 377082-00014/10-16-20/sv/sv	-9-	177 E COLORADO BOULEVARD [Arrowhead pharmaceuticals, Inc ] [First Amendment]

14.Counterparts. This First Amendment may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single First Amendment.

15.Signatures. The parties hereto consent and agree that this First Amendment may be signed and/or transmitted by e-mail of a .pdf   document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party's handwritten signature. The parties further consent and agree that (1) to the extent a party signs this First Amendment using electronic signature technology, by clicking ‘‘SIGN’’, such party is signing this First Amendment electronically, and (2) the electronic signatures appearing on this First Amendment shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

16.No Further Modification. Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease, and the terms and conditions of this First Amendment, the terms and conditions of this First Amendment shall prevail.

[signatures follow on next page]

822678.10/WLA 377082-00014/10-16-20/sv/sv	-10-	177 E COLORADO BOULEVARD [Arrowhead pharmaceuticals, Inc ] [First Amendment]

IN WITNESS WHEREOF, Landlord and Tenant have caused this First Amendment to be executed the day and date first above written.

‘‘LANDLORD’’
177 COLORADO OWNER LLC,
a Delaware limited liability company

By:	/s/ Ron J. Hoyl
Name:	Ron J. Hoyl
Its:	Vice President

‘‘TENANT’’
ARROWHEAL PHARMACEUTICALS, INC,
a Delaware corporation

By:	/s/ Kenneth A Myszkowaki
Name:	Kenneth A Myszkowaki
Its:	CFO

By:
Name:
Its:

822678.10/WLA 377082-00014/10-16-20/sv/sv	-11-	177 E COLORADO BOULEVARD [Arrowhead pharmaceuticals, Inc ] [First Amendment]